Exhibit 99.1

NEWS RELEASE
FOR MORE INFORMATION CONTACT:
Michael W. Carrie
Executive Director / Treasurer/ CFO
(248) 312-2000
FOR IMMEDIATE RELEASE

FLAGSTAR REPORTS THIRD QUARTER RESULTS

FLAGSTAR ANNOUNCES NET EARNINGS OF $0.62 PER SHARE

RETAIL BANKING PROFITS CONTRIBUTE 60.1% OF TOTAL

Troy, Mich. (October 19, 2004) — Flagstar Bancorp, Inc. (NYSE:FBC), today released quarterly earnings of $40.0 million, or $0.62 per share – diluted.

Highlights in the quarter include:

•	An annualized return on average equity of 22.3%;

•	An annualized return on average assets of 1.3%;

•	A retail banking contribution of approximately $0.37 per share;

•	Continued strong net interest income of $55.9 million;

Retail Banking

The Company’s retail banking operation provided 60.1% of net earnings compared to 33.0% for all of 2003 and 58.8% reported in the second quarter of 2004. The Company opened 5 banking centers during the quarter.

Flagstar’s deposits were $7.5 billion at September 30, 2004 compared with $5.7 billion at December 31, 2003 and $6.5 billion at June 30, 2004. At September 30, 2004, consumer direct transaction account balances, including checking, savings, and money market accounts, represented $2.2 billion, compared with $2.0 billion at December 31, 2003. On a sequential quarter basis, the Company’s average cost of deposits increased by 4 basis points.

Net Interest Income

Net interest was reported at $55.9 million compared to $52.0 million in the comparable period last year and $59.3 million in the June 2004 quarter. The net interest margin for the quarter was 1.98%, down 11 basis points when compared with the 2.09% reported for the same period last year.

On a sequential quarter basis, the Company’s net interest income decreased $3.4 million. Also, the net interest margin decreased 15 basis points from the 2.13% recorded in the second quarter of 2004.

Loan sale gains

Gains recorded on the sales of mortgage loans were $24.2 million during the quarter ended September 30, 2004 from $91.7 million in the comparable 2003 period. This decreased gain was attributable to the $9.5 billion decrease in the amount of loans sold during the quarter. The gain on sale spread equaled 49 basis points in the third quarter of 2004 versus 56 basis points in the third quarter of 2003.

As previously reported, the Company originated $6.8 billion in residential mortgage loans in the third quarter of 2004. This production level compares to the $16.0 billion originated in the comparable 2003 period. This decrease was primarily attributable to a decrease in the amount of mortgage loan refinancings.

	For the three months ended		For the nine months ended

	September 2004	September 2003	September 2004	September 2003
Net gain on loan sales	$24,241	$91,665	$63,886	$335,169
Plus: FASB 133 adjustment	(117)	(4,051)	(6,662)	9,253
Plus: Secondary Market Reserve	2,875	1,979	16,791	13,887

Gain on loan sales	$26,999	$89,593	$74,015	$358,309
Loans sold	$5,495,477	$16,027,089	$21,221,693	$45,519,629
Sales spread	0.49%	0.56%	0.35%	0.79%

Mortgage Servicing

     Loans serviced for others

At September 30, 2004, the Company serviced $20.8 billion in loans for others. This volume is down 31.6% from December 31, 2003 and down 22.1% from June 30, 2004. During the quarter the Company originated $5.5 billion and sold $9.8 billion of servicing rights. The MSR sales consisted of $5.9 billion of bulk sales, $3.6 billion of flow sales and $0.3 billion of servicing release sales.

The current portfolio contains 165,265 loans that have a weighted rate of 6.11%, a weighted service fee of 35.7 basis points, and a weighted 15 months of seasoning. Revenue from the portfolio earned $25.3 million during the quarter, down $3.2 million over the comparable 2003 period.

	For the three months ended		For the nine months ended

	September 2004	September 2003	September 2004	September 2003
Beginning balance	$26,667,308	$28,953,871	$30,395,079	$21,586,797
Originations	5,495,477	14,978,660	21,221,693	45,519,629
Sales	9,821,057	11,263,152	24,778,683	29,465,765
Amortizations and prepayments	1,517,519	3,357,298	6,013,880	8,328,580

Ending balance	$20,824,209	$29,312,081	$20,824,209	$29,312,081

     Mortgage servicing rights

The capitalized value of the servicing portfolio is $175.6 million, or 0.84% of the outstanding balance of the underlying mortgage balances. The preliminary market value of the portfolio is $232.2 million. During the quarter, no impairment adjustment was made to the book value of the portfolio. The Company wrote off $15.5 million in book value for loan prepayment and amortization.

Secondary Market Reserve

     Repurchased assets

Net repurchased assets pending foreclosure totaled $20.9 million at September 30, 2004 compared to $12.0 million at December 31, 2003 and $21.9 million at June 30, 2004. During the third quarter of 2004, the Company repurchased $10.8 million in non-performing assets previously sold to the secondary market. During 2003, the Company repurchased a total of $46.3 million in non-performing assets.

     Reserve for losses on repurchased assets

The reserve for losses on repurchased assets was increased $2.7 million, or 26.2% to $13.0 million at September 30, 2004 from $10.3 million at December 31, 2003. Losses attributable to repurchased assets totaled $3.5 million for both the three months ended September 30, 2004 and 2003.

Asset Quality

     Non-performing loans

Non-performing loans at September 30, 2004 were $57.4 million, down $0.9 million or 1.5% from year-end 2003 and down $2.2 million from June 30, 2004. Total delinquencies in the Company’s investment loan portfolio equaled 1.14% at September 30, 2004, compared with 1.54% at December 31, 2003 and 1.20% at June 30, 2004.

Consistent with the Company’s business model, 95.2% of non-performing loans were backed by single-family homes.

     Provision for Losses

The provision for losses was $3.2 million for the three months ended September 30, 2004 from $3.4 million during the third quarter of 2003 and $3.6 million in the quarter ended June 30, 2004. The provision for losses in the current quarter and the comparable quarter in 2003 included a $3.2 million and a $3.4 million increase in the allowance for losses, respectively. Net charge-offs were an annualized 0.18% and 0.33% of average investment loans during the three months ended September 30, 2004 and September 30, 2003, respectively. Net charge-offs were 0.35% of average investment loans during 2003.

     Allowance for losses

The allowance for losses totaled $41.0 million at September 30, 2004. Management believes the current reserve is set at an appropriate level given the current business environment and the current portfolio of investment loans.

The allowance for losses as a percentage of non-performing loans is 71.4%. The allowance for losses as a percentage of investment loans was 0.43% at September 30, 2004.

Balance Sheet and Capital Management

Consolidated assets at September 30, 2004 were $12.8 billion, compared with $10.6 billion at December 31, 2003 and $12.0 billion at June 30, 2004.

Flagstar’s stockholders’ equity now stands at $731.2 million, or 5.72% of total assets. The book value of the common stock at September 30, 2004 equaled $11.92 per share. Flagstar Bank, the Company’s wholly-owned subsidiary reported capital ratios that categorize the Bank as a “well-capitalized” institution for regulatory purposes. The Bank’s Core capital ratio stood at 6.15% and the Total risk-based capital ratio stood at 11.20% at September 30, 2004.

As Previously Announced

The Company’s quarterly earnings conference call will be held on Wednesday, October 20, 2004 at 11:00 a.m. Eastern Time.

The conference call will also be webcast at http://www.flagstar.com/inside/presentations.jsp

To participate, please telephone at least ten minutes prior at (888) 855-5428; passcode 855458.

Flagstar Bancorp is the second largest banking institution headquartered in Michigan. Flagstar operates over 100 banking centers in Michigan and Indiana and loan centers in 25 states. Flagstar Bank is one of the nation’s largest originators of residential mortgage loans.

The information contained in this release is not intended as a solicitation to buy Flagstar Bancorp, Inc. stock and is provided for general information. This release contains certain statements that may constitute “forward-looking statements” within the meaning of federal securities laws. These forward-looking statements include statements about the Company’s beliefs, plans, objectives, goals, expectations, anticipations, estimates, and intentions, that are subject to significant risks and uncertainties, and are subject to change based upon various factors (some of which may be beyond the Company’s control). The words “may,” “could,” “should,” “would,” “believe,” and similar expressions are intended to identify forward-looking statements.

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SUMMARY OF SELECTED CONSOLIDATED FINANCIAL DATA

Summary of the Consolidated Statements of	At or for the three months ended		At or for the nine months ended
Earnings	September 30,		September 30,
	2004	2003	2004	2003
	( Unaudited, In Thousands, Except Share Data )
Interest income	$140,818	$133,539	$411,873	$380,533
Interest expense	84,914	81,494	245,671	227,971

Net interest income	55,904	52,045	166,202	152,562
Provision for losses	3,171	3,355	16,076	18,014

Net interest income after provision	52,733	48,690	150,126	134,548
Loan servicing fees, net	9,760	7,462	23,582	(31,203)
Gain on loan sales, net	24,241	91,665	63,886	335,169
Gain on MSR sales, net	15,734	44,619	74,767	46,200
Other income	18,630	13,301	55,250	39,486
Operating expenses	59,509	65,963	185,225	189,023

Earnings before federal income tax	61,589	139,774	182,386	335,177
Provision for federal income taxes	21,598	49,000	64,248	117,496

Net earnings	$39,991	$90,774	$118,138	$217,681

Basic earnings per share	$0.65	$1.51	$1.94	$3.65
Diluted earnings per share	$0.62	$1.42	$1.84	$3.42
Dividends paid per common share	$0.25	$0.15	$0.75	$0.30
Interest rate spread	1.91%	1.93%	1.90%	2.09%
Net interest margin	1.98%	2.09%	2.04%	2.32%
Return on average assets	1.30%	3.35%	1.33%	2.95%
Return on average equity	22.29%	62.47%	22.74%	57.61%
Efficiency ratio	47.89%	31.55%	48.27%	34.86%
Average earning assets	$11,192,229	$9,913,596	$10,867,536	$8,806,619
Average paying liabilities	$10,816,422	$9,332,239	$10,422,307	$8,321,939
Average stockholders’ equity	$717,711	$581,249	$692,694	$503,767
Mortgage loans originated or purchased	$6,809,277	$16,027,089	$25,260,811	$48,577,571
Mortgage loans sold	$5,495,477	$14,978,660	$21,221,693	$45,519,629
Equity/assets ratio (average for the period)	5.83%	5.37%	5.83%	5.11%
Ratio of charge-offs to average investment loans	0.18%	0.33%	0.17%	0.41%

Summary of the Consolidated Statements of Financial Condition:

	September 30,	June 30,	December 31,	September 30,
	2004	2004	2003	2003
Total assets	$12,783,121	$11,965,611	$10,570,193	$10,950,926
Loans held for sale	2,174,186	2,157,845	2,759,551	3,254,212
Investment loans portfolio, net	9,415,255	8,681,371	6,804,235	5,310,915
Allowance for losses	40,980	41,704	36,017	39,407
Mortgage servicing rights	175,593	236,211	260,128	229,515
Deposits	7,542,581	6,534,492	5,680,167	5,662,737
FHLB advances	3,408,000	3,633,199	3,246,000	3,320,000
Stockholders’ equity	731,242	709,821	654,683	618,704
Other Financial and Statistical Data:
Equity/assets ratio	5.72%	5.93%	6.19%	5.65%
Core capital ratio	6.15%	6.41%	7.44%	6.89%
Total risk-based capital ratio	11.20%	11.83%	13.47%	13.74%
Book value per share	$11.92	$11.61	$10.79	$10.26
Shares outstanding	61,338	61,141	60,675	60,273
Mortgage loans serviced for others	$20,824,209	$26,667,308	$30,395,079	$29,312,081
Value of mortgage servicing rights	0.84%	0.89%	0.86%	0.78%
Allowance for losses to non performing loans	71.4%	70.0%	61.7%	73.1%
Allowance for losses to loans held for investment	0.43%	0.48%	0.53%	0.73%
Non performing assets to total assets	0.90%	1.00%	1.01%	1.00%
Number of bank branches	108	103	98	98
Number of loan origination centers	123	137	128	114
Number of salaried employees	2,407	2,482	2,523	2,864
Number of commissioned employees	989	997	989	1,075